Exhibit 21.1

Subsidiaries of Tops Holding Corporation

Name	State or Other Jurisdiction of Incorporation or Organization

Tops Markets, LLC	New York

Tops PT, LLC	New York

Tops Gift Card Company, LLC	Virginia